As filed with the Securities and Exchange Commission on February 5, 2007

                                              Securities Act File No. 333-133930
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                -----------------

                                    FORM N-14
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                -----------------

                           Pre-Effective Amendment No.
                         Post-Effective Amendment No. 1

                                -----------------

                     BLACKROCK LARGE CAP SERIES FUNDS, INC.
               (Exact name of Registrant as Specified in Charter)

                                -----------------

                                 (609) 282-2800
                        (Area Code and Telephone Number)

                                -----------------

                             800 Scudders Mill Road
                          Plainsboro, New Jersey 08536

                    (Address of Principal Executive Offices:
                     Number, Street, City, State, Zip Code)

                                -----------------

                               Robert C. Doll, Jr.
                     BlackRock Large Cap Series Funds, Inc.
              800 Scudders Mill Road, Plainsboro, New Jersey 08536
        Mailing Address: P.O. Box 9011, Princeton, New Jersey 08543-9011

                     (Name and Address of Agent for Service)

                                   copies to:

    Joel H. Goldberg, Esq.                              Frank P. Bruno, Esq.
 Willkie Farr & Gallagher LLP                            Sidley Austin LLP
      787 Seventh Avenue                                 787 Seventh Avenue
New York, New York 10019-6099                      New York, New York 10019-6018

                                -----------------

      No filing fee is required because of reliance on Section 24(f) of the Investment Company Act of 1940.

      This Post-Effective Amendment No. 1 to the Registrant's Registration Statement on Form N-14 (File No. 333-133930) (the "N-14 Registration Statement") consists of the following:

      (1)   Facing Sheet of this Registration Statement

      (2)   Part C of this Registration Statement (including signature page).

      Parts A and B to the N-14 Registration Statement are unchanged from the Proxy Statement and Prospectus filed on June 15, 2006 contained in Pre-Effective Amendment No. 1 to the Fund's N-14 Registration Statement.

      This Post-Effective Amendment No. 1 to the N-14 Registration Statement is being filed solely to file a tax opinion of Sidley Austin LLP, counsel for the Registrant, as Exhibit 12 to the N-14 Registration Statement. The tax opinion relates to the reorganization of Merrill Lynch Strategy All-Equity Fund, a series of Merrill Lynch Strategy Series, Inc., and Merrill Lynch Disciplined Equity Fund, Inc. into BlackRock Large Cap Core Fund (formerly known as Merrill Lynch Large Cap Core Fund), a series of BlackRock Large Cap Series Funds, Inc. (formerly known as Merrill Lynch Large Cap Series Funds, Inc.).

                                     PART C
                                OTHER INFORMATION

Item 15. Indemnification

      Reference is made to Article V of the Registrant's Articles of Incorporation, Article VI of the Registrant's By-Laws, Section 2-418 of the Maryland General Corporation Law and Section 9 of the Distribution Agreement.

      Insofar as the conditional advancing of indemnification moneys for actions based on the Investment Company Act of 1940, as amended (the "1940 Act") may be concerned, Article VI of the Registrant's By-Laws provides that such payments will be made only on the following conditions: (i) advances may be made only on receipt of a written affirmation of such person's good faith belief that the standard of conduct necessary for indemnification has been met and a written undertaking to repay any such advance if it is ultimately determined that the standard of conduct has not been met; and (ii) (a) such promise must be secured by a security for the undertaking in form and amount acceptable to the Registrant, (b) the Registrant is insured against losses arising by receipt by the advance, or (c) a majority of a quorum of the Registrant's disinterested non-party Directors, or an independent legal counsel in a written opinion, shall determine, based upon a review of readily available facts, that at the time the advance is proposed to be made, there is reason to believe that the person seeking indemnification will ultimately be found to be entitled to indemnification.

      In Section 9 of each Distribution Agreement relating to the securities being offered hereby, the Registrant agrees to indemnify FAM Distributors, Inc. and BlackRock Distributors, Inc., as applicable, and each person, if any, who controls FAM Distributors, Inc. and BlackRock Distributors, Inc. within the meaning of the Securities Act of 1933, as amended (the "1933 Act"), against certain types of civil liabilities arising in connection with the Registration Statement or Prospectus and Statement of Additional Information.

      Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to Directors, officers and controlling persons of the Registrant and the principal underwriter pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a Director, officer, or controlling person of the Registrant and the principal underwriter in connection with the successful defense of any action, suit or proceeding) is asserted by such Director, officer or controlling person or the principal underwriter in connection with the shares being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

Item 16. Exhibits


Exhibit
Number          Description
-------         -----------
    1(a)  --    Articles of Incorporation of the Registrant, filed October 20,
               1999.(a)
     (b) --    Articles Supplementary Classifying Shares of Authorized
               Capital Stock and creating an Additional Class of Common Stock dated December 9, 2002.(i)
     (c) --    Articles of Amendment to Articles of Incorporation of the
               Registrant, dated March 21, 2003, redesignating certain
               classes of common stock.(j)
     (d) --    Form of Articles Supplementary.
     (e) --    Form of Articles of Amendment Reclassifying Shares of
               Authorized Capital Stock.(e)
     (f) --    Form of Articles of Amendment changing the name of the
               Corporation to BlackRock Large Cap Series Funds, Inc.(e)
    2    --    Amended and Restated By-Laws of the Registrant, dated April
               14, 2003.(j)
    3    --    Not applicable.
    4    --    Form of Agreement and Plan of Reorganization by and between
               Merrill Lynch Large Cap Series Fund, Inc., on behalf of
               Merrill Lynch Large Cap Core Fund, Merrill Lynch Disciplined
               Equity Fund, Inc., and Merrill Lynch Strategy Series, Inc., on
               behalf of Merrill Lynch Strategy All-Equity Fund.(c)
    5    --    Portions of the Articles of Incorporation and By-Laws of the
               Registrant defining the -- rights of holders of shares of
               common stock of the Registrant.(b)
    6    --    Not applicable.
    7(a) --    Form of Unified Distribution Agreement between the Registrant and FAM Distributors, Inc.(d)
     (b) --    Form of Unified Distribution Agreement between the Registrant and BlackRock Distributors, Inc.(f)
    8    --    None.
    9    --    Not applicable.
   10(a) --    Form of Investor A Distribution Plan.(d)
     (b) --    Form of Investor B Distribution Plan.(d)
     (c) --    Form of Investor C Distribution Plan.(d)
     (d) --    Form of Class R Distribution Plan.(d)
     (e) --    Form of Service Shares Distribution Plan.(e)
     (f) --    Form of Select Pricing System Plan pursuant to Rule 18f-3.(f)
   11(a) --    Opinion and consent of Sidley Austin LLP, counsel for the
                  Registrant.(c)
     (b) --    Opinion and consent of Richards, Layton & Finger, P.A.,
                  Delaware counsel for the Master Large Cap Series Trust.
   12    --    Tax Opinion and consent of Sidley Austin LLP, counsel for the
                  Registrant, Merrill Lynch Strategy All-Equity Fund and Merrill Lynch Disciplined Equity Fund, Inc.
   13(a) --    Form of Unified Transfer Agency, Dividend Disbursing Agency
                  and Shareholder Servicing Agency Agreement between Registrant and PFPC, Inc.(d)
     (b) --    Form of Administration Agreement between the Registrant and
                  BlackRock Advisors, LLC.(e)
     (c) --    Form of Administrative Services Agreement between the
                  Registrant and State Street Bank and Trust Company.(g)
   14    --    Consent of Deloitte & Touche LLP, independent registered
                  accounting firm for the Registrant, for Merrill Lynch Disciplined Equity Fund, Inc. and for Merrill Lynch Strategy Series, Inc.(c)
   15    --    None.
   16    --    Power of Attorney (included on signature page of initial
                filing of Registration Statement on Form N-14 (File No.
                333-133930, filed on May 9, 2006).
   17(a) --    Prospectus and Statement of Additional Information of Merrill
                Lynch Large Cap Core Fund, each dated February 24, 2006.(h)
     (b) --    Prospectus and Statement of Additional Information of Merrill
                Lynch Strategy All-Equity Fund, each dated April 27, 2006.(m)
     (c) --    Prospectus and Statement of Additional Information of Merrill
                Lynch Disciplined Equity Fund, Inc., each dated September 27,
                2005.(n)
     (d) --    Annual Report to Shareholders of Merrill Lynch Large Cap Core
                Fund for the year ended

               December 31, 2005.
     (e) -- Annual Report to Shareholders of Merrill Lynch Strategy All-Equity Fund for the year ended December 31, 2005.(k)
     (f) -- Semi-Annual Report to Shareholders of Merrill Lynch Disciplined Equity Fund, Inc. for the period ended November 30, 2005.(l)
     (g) -- Form of Proxy Card for shareholders of Merrill Lynch Strategy All-Equity Fund.(c)
     (h) -- Form of Proxy Card for shareholders of Merrill Lynch Disciplined Equity Fund, Inc.(c)

----------
(a)   Filed on October 20, 1999 as an
      Exhibit to: the Registrant's Registration Statement on Form N-1A) (File No. 333-89389) (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act").
(b) Reference is made to Article II, Article IV, Article V (sections 2, 3, 4, 6, 7 and 8), Article VI, Article VII and Article IX of the Registrant's Articles of Incorporation, as amended, filed as Exhibit (l), to the Registration Statement, and to Article II, Article III (sections 1, 3, 5, 6 and 17), Article VI, Article VII, Article XII, Article XIII and Article XIV of the Registrant's Amended and Restated By-Laws filed as Exhibit (2) to the Registration Statement.
(c) Filed on June 15, 2006 as an Exhibit to Pre-Effective Amendment No. 1 to the Registrant's Registration Statement on Form N-14 (File No. 333-133930) under the Securities Act.
(d) Incorporated by reference to an Exhibit to Post-Effective Amendment No. 39 to the Registration Statement on Form N-1A of Merrill Lynch Bond Fund, Inc. (File No. 2-62329), filed on September 15, 2006.
(e) Filed on September 22, 2006 as an Exhibit to Post-Effective Amendment No. 10 to the Registration Statement.
(f) Incorporated by reference to an Exhibit to Post-Effective Amendment No. 38 to the Registration Statement on Form N-1A of Merrill Lynch Bond Fund, Inc. (File No. 2-62329), filed on July 21, 2006.
(g) Incorporated by reference to Exhibit 8(d) to Post-Effective Amendment No. 1 to the Registration Statement on Form N-1A of Merrill Lynch Focus Twenty Fund, Inc. (File No. 333-89775), filed on March 20, 2001.
(h) Incorporated by reference to Post Effective Amendment No. 8 to the Registration Statement filed on February 24, 2006.
(i) Filed on December 31, 2002 as an Exhibit to Post-Effective Amendment No. 4 to the Registration Statement.
(j) Filed on February 27, 2004 as an Exhibit to Post-Effective Amendment No. 6 to the Registration Statement.
(k) Previously filed on Form N-CSR (File No. 811-09617) on March 3, 2006 and incorporated by reference.
(l) Previously filed on Form N-CSRS (File No. 811-09299) on January 31, 2006 and incorporated by reference.
(m) Incorporated by reference to Post Effective Amendment No. 8 to the Registration Statement on Form N-1A of Merrill Lynch Strategy Series, Inc. (File No. 333-88849), filed on April 27, 2006.
(n) Incorporated by reference to Post Effective Amendment No. 6 to the Registration Statement on Form N-1A of Merrill Lynch Disciplined Equity Fund, Inc. (File No. 333-76581), filed on September 27, 2005.
(o) Previously filed on Form N-CSR (File No. 811-09637) on January 3, 2006 and incorporated by reference.
----------

Item 17. Undertakings

(1) The undersigned registrant agrees that prior to any public reoffering of the securities registered through the use of a prospectus which is a part of this registration statement by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c) of the Securities Act, the reoffering prospectus will contain the information called for by the applicable registration form for reofferings by persons who may be deemed underwriters, in addition to the information called for by other items of the applicable form.

(2) The undersigned registrant agrees that every prospectus that is filed under paragraph (1) above will be filed as a part of an amendment to the registration statement and will not be used until the amendment is effective, and that, in determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement for the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering of them.

(3) The undersigned registrant agrees to file, by post-effective amendment, an opinion of counsel supporting the tax consequences of the Reorganization within a reasonably prompt time after receipt of such opinion.

                                   SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Township of Plainsboro, and State of New Jersey, on the 5th day of February, 2007.

                              BLACKROCK LARGE CAP SERIES FUNDS, INC.
                               (Registrant)


                              BY: /s/ Donald C. Burke
                                 --------------------------------------
                                 (Donald C. Burke, Vice President and Treasurer)


      As required by the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                Signature                                      Title                              Date
                ---------                                      -----                              ----
           Robert C. Doll, Jr.*               President (Principal Executive Officer)
      -----------------------------                       and Director
          (Robert C. Doll, Jr.)

             Donald C. Burke*                 Vice President and Treasurer (Principal
       ---------------------------              Financial and Accounting Officer)
            (Donald C. Burke)

            James H. Bodurtha*                                Director
       ---------------------------
           (James H. Bodurtha)

             Kenneth A. Froot*                                Director
      -----------------------------
            (Kenneth A. Froot)

               Joe Grills*                                    Director
   ------------------------------------
               (Joe Grills)

            Herbert I. London*                                Director
       -----------------------------
           (Herbert I. London)

           Roberta Cooper Ramo*                               Director
        --------------------------
          (Roberta Cooper Ramo)

         Robert S. Salomon, Jr.*                              Director
      -----------------------------
         (Robert S. Salomon, Jr.)

*By            /s/  Donald C. Burke                                                         February 5, 2007
       -----------------------------------
                 (Donald C. Burke,
                 Attorney-in-Fact)

                                   SIGNATURES

        Master Large Cap Series Trust has duly caused this Registration Statement of BlackRock Large Cap Series Funds, Inc. to be signed on its behalf by the undersigned, thereunto duly authorized, in the Township of Plainsboro, and State of New Jersey, on the 5th day of February, 2007.

                              MASTER LARGE CAP SERIES TRUST
                               (Registrant)

                              BY:  /s/ Donald C. Burke
                                 ------------------------------
                                 (Donald C. Burke, Vice President and Treasurer)

      The Registration Statement of BlackRock Large Cap Series Funds, Inc. has been signed by the following persons in the capacities and on the dates indicated.

                Signature                                      Title                              Date
                ---------                                      -----                              ----
           Robert C. Doll, Jr.*               President (Principal Executive Officer)
      -----------------------------                        and Trustee
          (Robert C. Doll, Jr.)

             Donald C. Burke*                 Vice President and Treasurer (Principal
       ---------------------------               Financial and Accounting Officer)
            (Donald C. Burke)

            James H. Bodurtha*                                Trustee
       ---------------------------
           (James H. Bodurtha)

             Kenneth A. Froot*                                Trustee
      -----------------------------
            (Kenneth A. Froot)

               Joe Grills*                                    Trustee
   ------------------------------------
               (Joe Grills)

            Herbert I. London*                                Trustee
-      -----------------------------
           (Herbert I. London)

           Roberta Cooper Ramo*                               Trustee
        --------------------------
          (Roberta Cooper Ramo)

         Robert S. Salomon, Jr.*                              Trustee
      -----------------------------
         (Robert S. Salomon, Jr.)

*By            /s/  Donald C. Burke                                                         February 5, 2007
       -----------------------------------
                 (Donald C. Burke,
                 Attorney-in-Fact)

                        SCHEDULE OF EXHIBITS TO FORM N-14
Exhibit
Number      Description
------      -----------
    12  --  Tax opinion of Sidley Austin LLP, counsel for the Registrant,
            Merrill Lynch Strategy All-Equity Fund and Merrill Lynch Disciplined
            Equity Fund, Inc.